Exhibit 99

General Cable Announces Board of Directors Appointments

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--September 7, 2010--General Cable Corporation (NYSE: BGC), announced today that its Board of Directors appointed Mr. Charles “Chip” G. McClure, Jr. and Mr. Patrick M. Prevost to serve as independent directors of the Company until they stand for election at the next annual meeting of stockholders in 2011. Mr. McClure and Mr. Prevost will both serve on the Board’s Audit, Compensation and Corporate Governance committees. The addition of Mr. McClure and Mr. Prevost expands the Company’s Board to seven members.

Mr. McClure is the Chairman of the Board, Chief Executive Officer and President of ArvinMeritor, Inc. (NYSE: ARM), and has held this position since August 2004. Prior to joining ArvinMeritor, Mr. McClure held a series of senior management positions and served on the board of directors at Federal-Mogul Corporation, a publicly traded global automotive supplier, from January 2001 until July 2004, most recently as Chief Executive Officer.

Mr. Prevost is President, Chief Executive Officer and a member of the Board of Directors of Cabot Corporation (NYSE: CBT), and has held these position since January 2008. Prior to joining Cabot, Mr. Prevost served as President, Performance Chemicals at BASF AG, a publicly traded international chemical company, from October 2005 to December 2007. Prior to that, he was responsible for BASF Corporation’s Chemicals and Plastics business in North America.

“We are extremely pleased and fortunate to have Chip and Patrick join the General Cable Board of Directors,” said Jack Welsh, Non-Executive Chairman of General Cable. “Each of these individuals brings to our Board of Directors a deep understanding of industrial markets, a record of achievement in international business, a reputation for sound judgment, and strong leadership skills that will complement our Board and benefit both the stockholders and management of General Cable."

“I am delighted to have the benefit of counsel from two active CEO’s running important global industrial companies,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable.

“Chip, a proven leader with strong manufacturing and engineering expertise, brings extensive experience in continuous improvement and lean manufacturing disciplines in the commercial vehicle, automotive and industrial industries, which were early adopters of these disciplines. The continuous reduction of waste through extensive training and practice of Lean principles has been a critical component of General Cable’s strategy for the last decade. At ArvinMeritor, Chip has led the company into global markets, now operating on five continents with locations in 25 countries.”

“Patrick has deep experience and education in material science and chemistry, which are key drivers for General Cable. Over the years, he has run multiple specialty and commodity chemicals businesses around the world. He is a French national with an extensive international background and is fluent in French, German and English. He has worked in Germany, the Netherlands, Switzerland, the United Kingdom as well as the United States. He has also lived in Asia and been instrumental in Cabot’s continued growth in a region that represents more than a third of its revenues,” added Kenny.

The Board was advised in this search by Thames Fulton and the Heidrick & Struggles team.

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. For more information about General Cable visit our website at www.generalcable.com.

ArvinMeritor, Inc. (NYSE:ARM), is a recognized leader in providing advanced drivetrain, mobility, braking and aftermarket solutions for the global commercial vehicle and industrial markets. The company recently celebrated its 100-year anniversary. ArvinMeritor’s global headquarters is in Troy, Michigan.

Cabot Corporation (NYSE:CBT), headquartered in Boston, Massachusetts, is a global specialty chemicals and performance materials company. Cabot’s major products are carbon black, capacitor materials, fumed silica, cesium formate drilling fluids, inkjet colorants and aerogels. The Company's website address is: http://www.cabot-corp.com/.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors, risks, and uncertainties are more fully discussed in the Company's Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2010, as well as periodic reports filed with the Commission.

CONTACT:
General Cable Corporation
Len Texter, 859-572-8684
Manager, Investor Relations